Exhibit 99.1
STEWART INFORMATION SERVICES CORPORATION
DETAILS OF INVESTMENTS

	SEP 30	DEC 31
	2006	2005
	($000 omitted)

Investments, at market, partially restricted:
Short-term investments	168,628	206,717
Municipal bonds	222,786	211,895
Corporate and utility bonds	142,564	161,002
Foreign bonds	116,661	95,093
U.S. Government bonds	50,000	40,601
Equity securities	33,607	26,405
Mortgage-backed securities	274	281

	734,520	741,994

The totals above are the sum of three line items on the condensed consolidated balance sheets contained herein as:

	SEP 30	DEC 31
	2006	2005
	($000 omitted)

Short-term investments	168,628	206,717
Investments — statutory reserve funds	476,609	449,475
Investments — other	89,283	85,802

	734,520	741,994